Anchin, Block & Anchin LLP Accountants & Advisors 1375 Broadway New York, NY 10018 212 840-3456 www.anchin.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-effective Amendment No. 1 to Registration Statement No. 333-177524 of Arden Sage Multi-Strategy TEI Institutional Fund, L.L.C. on Form N-2 of our reports for Arden Sage Multi-Strategy TEI Institutional Fund, L.L.C., Arden Sage Multi-Strategy TEI Master Fund, L.L.C. and Arden Sage Multi-Strategy Master Fund, L.L.C., each dated May 26, 2011. We also consent to the references to us under the captions "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and under the caption "Financial Statements" in the Statement of Additional Information.

New York, New York
March 1, 2012